Walmart U.S. Q1 comps1,2 grew 2.1% and Walmart U.S. eCommerce sales grew 33%,
Company reports Q1 GAAP EPS of $0.72; Adjusted EPS2 of $1.14

Total revenue was $122.7 billion, an increase of $5.1 billion, or 4.4%. Excluding currency[2], total revenue was $120.7 billion, an increase of $3.2 billion, or 2.7%.
"We delivered a solid first quarter, and we're encouraged by the continued momentum across the business. We're transforming to better serve customers. We are changing from within to be faster and more digital, while shaping our portfolio of businesses for the future. Our strong cash flow and balance sheet provide flexibility to do so. I want to thank our associates and our leadership team for the choices they're making, their strong sense of urgency and the actions they're taking. Our people make the difference, and I'm proud to work with them."

Doug McMillon
President and CEO, Walmart

GAAP EPS declined 28% and Adjusted EPS[2] increased 14%.
Walmart U.S. comp sales[1,2] increased 2.1%, and comp traffic increased 0.8%.
Sam's Club comp sales[1,2] increased 3.8% led by comp traffic growth of 5.6%. Tobacco sales negatively impacted comp sales by approximately 140 basis points.

Net sales at Walmart International were $30.3 billion, an increase of 11.7%. Excluding currency[2], net sales were $28.3 billion, an increase of 4.5%. Eight of eleven markets posted positive comp sales, including our four largest markets.

The company generated $5.2 billion in operating cash flow.

Adjusted EPS[2] excludes the impact of two items. The first item is an unrealized loss of $0.47 on the company's equity investment in JD.com due to a change in accounting principles. The second item benefited EPS by $0.05 due to an adjustment in the provisional amount recorded in Q4 fiscal 2018 related to Tax Reform.

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q1 FY19	Q1 FY18	Change

Revenue	$122.7	$117.5	$5.1	4.4%
Revenue (constant currency)[2]	$120.7	$117.5	$3.2	2.7%
Operating income	$5.2	$5.2	-$0.1	-1.6%
Operating income (constant currency)[2]	$5.0	$5.2	-$0.2	-4.0%

Free Cash Flow	Q1 FY19	$ Change	Returns to Shareholders	Q1 FY19	% Change
Operating cash flow	$5.2	-$0.2	Dividends	$1.5	-1.0%
Capital expenditures	$1.8	-$0.2	Share repurchases[3]	$0.5	-75.3%
Free cash flow[2]	$3.3	-$0.1	Total	$2.1	-44.5%

1 13-week period ended Apr. 27, 2018, compared to 13-week period ended Apr. 28, 2017, and excludes fuel. Including fuel, Walmart US and Sam's Club comparable sales grew 2.2% and 5.3%, respectively, for Q1.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 $18.3 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 6 million shares in Q1 fiscal 2019.

NYSE: WMT	May 17, 2018	stock.walmart.com

Portfolio Repositioning
Thoughtful and deliberate consideration of the company's portfolio of businesses is a key enabler of its strategic framework. Following is a summary of recently announced transactions.

Investment in Flipkart Group

•
On May 9, 2018, Walmart signed definitive agreements to become the largest shareholder in Flipkart, India's innovative eCommerce company. The investment will help accelerate Flipkart's customer-focused mission to transform commerce in India. Subject to regulatory approval in India, the company will pay approximately $16 billion for an initial stake of approximately 77 percent.

•
Walmart's investment includes $2 billion of new equity funding, which will help Flipkart accelerate growth in the future. Walmart and Flipkart are also in discussions with additional potential investors.

Combination of Sainsbury and Asda, Walmart's U.K. subsidiary

•
On April 30, 2018, Walmart and Sainsbury's announced the proposed combination of these two businesses. Under the terms of the combination, Walmart would receive cash and approximately 42 percent of the combined business.

Sale of Banking Operations

•	Walmart recently reached agreements to divest banking operations in Walmart Canada and Walmart Chile. The proposed actions are consistent with the company's focus on core retail capabilities.

Guidance
The company's investment in Flipkart, summarized in this release, is expected to negatively impact fiscal year 2019 EPS by approximately $0.25 to $0.30 if the transaction closes at the end of the second quarter. As in past years, Walmart will update certain full year guidance with the second quarter release.

Unrealized gains and losses
Since taking an initial stake in JD.com, the market value of the company's investment had increased $3.7 billion as of January 31, 2018. In prior periods, the company was not required to include unrealized gains/losses within net income. Beginning in fiscal year 2019, due to a change in U.S. accounting principles, Walmart is now required to include unrealized gains/losses of certain equity investments within net income. This quarter, the company recorded an unrealized loss of $1.8 billion due to a decline in the JD.com stock price during the quarter.

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)
This quarter, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period's presentation.

U.S.	Q1 FY19	Q1 FY18	Change
Net sales	$77.7	$75.4	$2.3	3.1%
Comp sales (ex. fuel)[1,2]	2.1%	1.4%	70 bps	N/A
Traffic	0.8%	1.5%	-70 bps	N/A
Ticket	1.3%	-0.1%	140 bps	N/A
eCommerce	~100 bps	~80 bps	~20 bps	N/A
Operating income	$3.9	$4.1	-$0.1	-3.1%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended Apr. 27, 2018, compared to 13-week period ended Apr. 28, 2017, and excludes fuel.

NYSE: WMT	May 17, 2018	stock.walmart.com

	Q1 FY19	Q1 FY18	Change

Net sales	$30.3	$27.1	$3.2	11.7%
Net sales (constant currency)[1]	$28.3	$27.1	$1.2	4.5%
Operating income	$1.3	$1.1	$0.1	11.1%
Operating income (constant currency)[1]	$1.1	$1.1	$—	0.2%

	Q1 FY19	Q1 FY18	Change

Net sales	$13.6	$14.0	-$0.4	-2.7%
Comp sales (ex. fuel)[1,2]	3.8%	1.6%	220 bps	N/A
Traffic	5.6%	1.1%	450 bps	N/A
Ticket	-1.8%	0.5%	-230 bps	N/A
eCommerce	~100 bps	~80 bps	~20 bps	N/A
Operating income	$0.3	$0.4	-$0.1	-18.5%

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 270 million customers and members visit our more than 11,700 stores under 65 banners in 28 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Kary Brunner (479) 277-8782

Media Relations contact
Randy Hargrove (800) 331-0085

Forward-Looking Statements
This release contains statements as to Walmart management's guidance regarding the impact of Walmart’s investment in Flipkart on earnings per share for the fiscal year ending January 31, 2019. Walmart believes such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to enjoy the protection of the safe harbor for forward-looking statements created thereunder. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and other factors, including: the closing date for Walmart’s investment in Flipkart; the level of Walmart’s investment in Flipkart from time to time; currency exchange rate fluctuations; changes in market interest rates; competitive pressures and other economic, geopolitical, capital markets and business conditions, trends and events; changes in existing rules and regulations regarding foreign direct investment in the retail business in India; other changes in existing tax, labor or other law or regulations; and other risks, uncertainties and factors relating to Walmart’s operations and financial performance discussed in its filings with the SEC. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on our operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended Apr. 27, 2018, compared to 13-week period ended Apr. 28, 2017, and excludes fuel.

NYSE: WMT	May 17, 2018	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2018	2017	Percent Change
Revenues:
Net sales	$121,630	$116,526	4.4%
Membership and other income	1,060	1,016	4.3%
Total revenues	122,690	117,542	4.4%
Costs and expenses:
Cost of sales	91,707	87,688	4.6%
Operating, selling, general and administrative expenses	25,829	24,617	4.9%
Operating income	5,154	5,237	(1.6)%
Interest:
Debt	437	506	(13.6)%
Capital lease and financing obligations	93	92	1.1%
Interest income	(43)	(35)	22.9%
Interest, net	487	563	(13.5)%
Unrealized (gains) and losses	1,845	—	N/A
Income before income taxes	2,822	4,674	(39.6)%
Provision for income taxes	546	1,522	(64.1)%
Consolidated net income	2,276	3,152	(27.8)%
Consolidated net income attributable to noncontrolling interest	(142)	(113)	25.7%
Consolidated net income attributable to Walmart	$2,134	$3,039	(29.8)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.72	$1.00	(28.0)%
Diluted net income per common share attributable to Walmart	$0.72	$1.00	(28.0)%

Weighted-average common shares outstanding:
Basic	2,950	3,035
Diluted	2,967	3,047

Dividends declared per common share	$2.08	$2.04

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$7,885	$6,756	$6,545
Receivables, net	4,568	5,614	5,252
Inventories	43,303	43,783	43,361
Prepaid expenses and other	3,486	3,511	2,178
Total current assets	59,242	59,664	57,336
Property and equipment:
Property and equipment	187,029	185,154	181,075
Less accumulated depreciation	(79,407)	(77,479)	(73,625)
Property and equipment, net	107,622	107,675	107,450
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	12,735	12,703	11,854
Less accumulated amortization	(5,557)	(5,560)	(5,135)
Property under capital lease and financing obligations, net	7,178	7,143	6,719

Goodwill	18,850	18,242	17,575
Other long-term assets	12,035	11,798	10,638
Total assets	$204,927	$204,522	$199,718

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$7,762	$5,257	$2,617
Accounts payable	44,612	46,092	41,367
Dividends payable	4,607	—	4,628
Accrued liabilities	20,782	22,122	19,708
Accrued income taxes	718	645	2,018
Long-term debt due within one year	1,576	3,738	3,256
Capital lease and financing obligations due within one year	700	667	599
Total current liabilities	80,757	78,521	74,193

Long-term debt	29,477	30,045	33,774
Long-term capital lease and financing obligations	6,828	6,780	6,251
Deferred income taxes and other	9,541	8,354	9,386

Commitments and contingencies

Equity:
Common stock	294	295	302
Capital in excess of par value	2,557	2,648	2,223
Retained earnings	82,982	85,107	84,120
Accumulated other comprehensive loss	(10,281)	(10,181)	(12,954)
Total Walmart shareholders’ equity	75,552	77,869	73,691
Noncontrolling interest	2,772	2,953	2,423
Total equity	78,324	80,822	76,114
Total liabilities and equity	$204,927	$204,522	$199,718

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2018	2017
Cash flows from operating activities:
Consolidated net income	$2,276	$3,152
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,678	2,551
Deferred income taxes	(50)	2
Unrealized (gains) and losses	1,845	—
Other operating activities	265	(170)
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	1,134	726
Inventories	547	66
Accounts payable	(1,770)	(155)
Accrued liabilities	(1,813)	(1,838)
Accrued income taxes	49	1,051
Net cash provided by operating activities	5,161	5,385

Cash flows from investing activities:
Payments for property and equipment	(1,818)	(1,990)
Proceeds from the disposal of property and equipment	198	196
Business acquisitions, net of cash acquired	—	(88)
Other investing activities	(62)	21
Net cash used in investing activities	(1,682)	(1,861)

Cash flows from financing activities:
Net change in short-term borrowings	2,501	1,482
Repayments of long-term debt	(2,521)	(1,513)
Dividends paid	(1,533)	(1,549)
Purchase of Company stock	(539)	(2,185)
Dividends paid to noncontrolling interest	(66)	(54)
Purchase of noncontrolling interest	—	(8)
Other financing activities	(328)	(145)
Net cash used in financing activities	(2,486)	(3,972)

Effect of exchange rates on cash, cash equivalents and restricted cash	143	139

Net increase (decrease) in cash, cash equivalents and restricted cash	1,136	(309)
Cash, cash equivalents and restricted cash at beginning of year	7,014	7,144
Cash, cash equivalents and restricted cash at end of period	$8,150	$6,835

Note: Due to the adoption of ASU 2016-18, Statement of Cash Flows-Restricted Cash (Topic 230), on February 1, 2018, restricted cash is now included with cash and cash equivalents when reconciling the beginning and ending period amounts for both fiscal 2019 and 2018.

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2018	2017	Percent Change	2018	2017	Percent Change
Walmart U.S.	$77,748	$75,436	3.1%	$3,927	$4,052	-3.1%
Walmart International	30,260	27,097	11.7%	1,265	1,139	11.1%
Sam's Club	13,622	13,993	-2.7%	325	399	-18.5%
Corporate and support	—	—	N/A	-363	-353	2.8%
Consolidated	$121,630	$116,526	4.4%	$5,154	$5,237	-1.6%

U.S. comparable sales results

	With Fuel		Without Fuel[1]		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/27/2018	4/28/2017	4/27/2018	4/28/2017	4/27/2018	4/28/2017
Walmart U.S.	2.2%	1.5%	2.1%	1.4%	0.1%	0.1%
Sam's Club	5.3%	3.0%	3.8%	1.6%	1.5%	1.4%
Total U.S.	2.6%	1.7%	2.3%	1.4%	0.3%	0.3%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2018.

	Three Months Ended April 30,
	Walmart International		Consolidated
(Dollars in millions)	2018	Percent Change[1]	2018	Percent Change[1]
Total revenues:
As reported	$30,634	11.7%	$122,690	4.4%
Currency exchange rate fluctuations	-1,970	N/A	-1,970	N/A
Constant currency total revenues	$28,664	4.5%	$120,720	2.7%

Net sales:
As reported	$30,260	11.7%	$121,630	4.4%
Currency exchange rate fluctuations	-1,947	N/A	-1,947	N/A
Constant currency net sales	$28,313	4.5%	$119,683	2.7%

Operating income:
As reported	$1,265	11.1%	$5,154	-1.6%
Currency exchange rate fluctuations	-124	N/A	-124	N/A
Constant currency operating income	$1,141	0.2%	$5,030	-4.0%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $5.2 billion and $5.4 billion for the three months ended April 30, 2018 and 2017, respectively. We generated free cash flow of $3.3 billion for the three months ended April 30, 2018, which was relatively flat compared to $3.4 billion for the three months ended April 30, 2017.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2018	2017
Net cash provided by operating activities	$5,161	$5,385
Payments for property and equipment (capital expenditures)	-1,818	-1,990
Free cash flow	$3,343	$3,395

Net cash used in investing activities[1]	$-1,682	$-1,861
Net cash used in financing activities	-2,486	-3,972
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for the three months ended April 30, 2018 is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for such period. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

Unrealized gains and losses - Beginning in fiscal year 2019, due to a change in U.S. accounting principles, Walmart is now required to include unrealized gains and/or losses of certain equity investments within net income.  The company's unrealized gains/losses primarily relate to Walmart's equity investment in JD.com.  While the company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Accordingly, management excludes the unrealized JD.com investment gains/losses when reporting adjusted EPS.
Tax Reform - The SEC allows companies to record provisional amounts during a one year measurement period from the U.S. Tax Reform enactment date. While the Company recorded provisional amounts as of January 31, 2018, the Company adjusts such provisional amounts during fiscal 2019. As the company adjusted EPS in fiscal 2018 for the impact of Tax Reform, for consistency, management also excludes any fiscal 2019 adjustments to the provisional amounts.
We have calculated Adjusted EPS for the three months ended April 30, 2018 by adjusting EPS for the following: (1) unrealized gains and losses on JD.com, and (2) adjustment to the provisional amount recorded in Q4 fiscal 2018 related to Tax Reform. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended April 30, 2018.

	Three Months Ended April 30, 2018			Percent Change[2]
Diluted earnings per share:
Reported EPS			$0.72	-28%

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	0.62	-0.15	0.47
Adjustment to provisional amount for Tax Reform	—	-0.05	-0.05
Net adjustments			$0.42

Adjusted EPS			$1.14	14%
1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
2 Change versus prior year comparable period.

Non-GAAP Comparable Sales Measures
The comparable sales of the company's Walmart U.S. and Sam's Club operating segments for the 13-week period ended April 27, 2018 and April 28, 2017, in each case calculated by excluding fuel sales for such periods (collectively the "Non-GAAP Comparable Sales Measures"), are non-GAAP financial measures as defined by the SEC's rules. We believe the most directly comparable financial measures computed in accordance with GAAP are the comparable sales calculated by including fuel for the corresponding periods.

We believe that the presentation of the Non-GAAP Comparable Sales Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the impact of fuel sales, which are affected by the volatility of fuel prices, on Walmart U.S. and Sam's Club's comparable sales for the periods presented.
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